Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

Bluerock Multifamily Growth REIT, Inc.

New York, New York

We hereby consent to the use of our report dated March 13, 2013 with respect to the consolidated financial statements of Bluerock Multifamily Growth REIT, Inc. (formerly Bluerock Enhanced Multifamily Trust, Inc.) as of and for the year ended December 31, 2012, and the reference to our firm under the heading “Experts”, in Supplement No. 16 to the prospectus in the Registration Statement on Form S-11 (registration number 333-153135) of Bluerock Multifamily Growth REIT, Inc.

/s/ BDO USA, LLP

Nashville, Tennessee

March 22, 2013